Exhibit 99.2

NEWS RELEASE

NetSol Management to present at The B. Riley & Co. Eighth Annual
Las Vegas Investor Conference

CALABASAS, CA - March 6, 2007 -- NetSol Technologies, Inc. (“NetSol”) (NASDAQ: NTWK), a multinational provider of enterprise software and IT services to the financial services industry, today announced that management is scheduled to present at the B. Riley & Co. Eighth Annual Las Vegas Investor Conference on Wednesday, March 14 at 11:15 a.m. PST at the Palms Casino Resort.

During the presentation, Najeeb Ghauri, chairman and chief executive officer, will provide insight about NetSol’s products, business strategy and financial results. The presentation will be broadcast live over the Internet and a replay of the call will be archived in the Investor Relations section of the NetSol web site, www.netsoltek.com.

Also, Mr. Ghauri is available for meetings with investors at the Conference. To schedule a meeting, please contact your B. Riley & Co. sales representative, or Christopher Chu of The Global Consulting Group - tel: +1 (646) 284-9426 or email: cchu@hfgcg.com.

About NetSol Technologies

NetSol Technologies is a multinational provider of enterprise software and IT services to the financial services industry. NetSol helps clients to identify, evaluate and implement technology solutions to meet their strategic business challenges and maximize their bottom line. By utilizing its worldwide resources, NetSol delivers high-quality, cost-effective equipment and vehicle finance portfolio management solutions. The Company also delivers managed IT services ranging from consulting and application development to systems integration and development outsourcing. NetSol’s commitment to quality is demonstrated by its achievement of both ISO 9001 and SEI (Software Engineering Institute) CMMi (Capability Maturity Model) Level 5 assessment, a distinction shared by only 94 companies worldwide. The Company’s clients include global automakers, financial institutions, technology companies and governmental agencies. NetSol’s largest customer, DaimlerChrysler Services, ranks the Company as a preferred vendor in 40+ countries. Headquartered in Calabasas, CA, NetSol Technologies also has operations and/or offices in London, San Francisco, Adelaide, Beijing, Toronto, and Lahore and Karachi, Pakistan. To learn more about NetSol Technologies, visit the Company’s web site at www.netsoltek.com.

Contacts:

NetSol Technologies, Inc. Andrew Lea Vice President, Marketing & Corporate Communications Tel: +1 650-348-0650, ext 1171 Email: andrew.lea@netsoltek.com	Investor Relations Christopher Chu The Global Consulting Group Tel: +1-646-284-9426 Email: cchu@hfgcg.com